As filed with the Securities and Exchange Commission on May 28, 2021

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ADIAL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-3074668
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Adial Pharmaceuticals, Inc.
1180 Seminole Trail, Suite 495
Charlottesville, VA 22901
(434) 422-9800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

William B. Stilley, III
President and Chief Executive Officer
Adial Pharmaceuticals, Inc.
1180 Seminole Trail, Suite 495
Charlottesville, VA 22901
(434) 422-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq.
Hank Gracin, Esq.
Patrick J. Egan, Esq.
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, NY 10174
Telephone: (212) 907-6457
Facsimile: (212) 208-4657

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.001 per share	699,980	(1)	$2.46	(2)	$1,721,951	(2)	$187.87

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement covers an indeterminate number of shares that may be issued upon stock splits, stock dividends or similar transactions.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the registrant’s common stock, as reported on the Nasdaq Capital Market on May 26, 2021, a date within five business days prior to the initial filing of this registration statement on May 28, 2021.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 28, 2021

PROSPECTUS

ADIAL PHARMACEUTICALS, INC.

699,980 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 699,980 shares of Adial Pharmaceuticals, Inc. (the “Company,” “we,” “us” or “our”) common stock, par value $0.001 per share (the “common stock”), by the selling stockholders identified in this prospectus or in supplements to this prospectus or its transferees (the “selling stockholders”). The shares offered for resale consist of an aggregate of 699,980 shares of common stock that were issued to the selling stockholders pursuant to an Equity Purchase Agreement dated December 7, 2020, as amended (the “Equity Purchase Agreement”), by and between the Company, Purnovate, LLC (“Purnovate”), each of the equity holders of Purnovate (the “Members” and each a “Member”) and Robert D. Thompson as representative of the Members, in connection with the acquisition by the Company of Purnovate which closed on January 26, 2021 (the “Purnovate Acquisition”). See “Selling Stockholders” beginning on page 13 of this prospectus for more information about the selling stockholders. The registration of the shares of common stock to which this prospectus relates does not require the selling stockholders to sell any of its shares of our common stock.

We are not offering any shares of common stock under this prospectus and will not receive any proceeds from the sale or other disposition of the shares covered hereby.

The selling stockholders may from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock in a number of different ways at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices, as described in more detail in this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock included in this prospectus. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of shares of our common stock included in this prospectus. For more information, see “Plan of Distribution” beginning on page 21 of this prospectus for more information about how the selling stockholders may sell their shares of common stock.

No underwriter or other person has been engaged to facilitate the sale of the shares of common stock in this offering. The selling stockholders, individually but not severally, and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ADIL.” Our warrants that we issued in our initial public offering are listed on the Nasdaq Capital Market under the symbol “ADILW.” On May 26, 2021, the last reported sale price of our common stock and our warrants on the Nasdaq Capital Market was $2.42 per share and $0.6999 per warrant, respectively.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, as such, elect to comply with certain reduced public company reporting requirements for future filings.

An investment in our shares of common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission on March 22, 2021 and other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June    , 2021

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

Company References

In this prospectus, “Adial,” “the Company,” “we,” “us,” and “our” refer to Adial Pharmaceuticals, Inc., a Delaware corporation, unless the context otherwise requires.

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PROSPECTUS SUMMARY

This summary highlights some information about us and selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus and the documents incorporated by reference carefully, especially the risks of investing in our common stock discussed under and incorporated by reference in “Risk Factors” on page 7 of this prospectus, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus, before making an investment decision.

Overview

We are a clinical-stage biopharmaceutical company focused on the development of therapeutics for the treatment or prevention of addiction and related disorders. Our lead investigational new drug product, AD04, is being developed as a therapeutic agent for the treatment of alcohol use disorder (“AUD”). In January 2021, we expanded our portfolio in the field of addiction with the acquisition of Purnovate, LLC, and we continue to explore opportunities to expand our portfolio in the field of addiction and related disorders, both through internal development and through acquisitions. Our vision is to create the world’s leading addiction focused pharmaceutical company.

AUD is characterized by an urge to consume alcohol and an inability to control the levels of consumption. We have commenced the landmark ONWARD™ pivotal Phase 3 clinical trial using AD04 for the potential treatment of AUD in subjects with certain target genotypes. As of this filing, all 25 planned clinical sites were actively enrolling patients, and the ONWARD trial was more than 50% enrolled. The trial is expected to be completed by the first quarter of 2022. We believe our approach is unique in that it targets the serotonin system and individualizes the treatment of AUD, through the use of genetic screening (i.e., a companion diagnostic genetic biomarker). We have created an investigational companion diagnostic biomarker test for the genetic screening of patients with certain biomarkers that, as reported in the American Journal of Psychiatry (Johnson, et. al. 2011 & 2013), we believe will benefit from treatment with AD04. Our strategy is to integrate the pre-treatment genetic screening into AD04’s label to create a patient-specific treatment in one integrated therapeutic offering. Our goal is to develop a genetically targeted, effective and safe product candidate to treat AUD by reducing or eliminating the patients’ consumption of alcohol.

We have a worldwide, exclusive license from the University of Virginia Patent Foundation (d.b.a the Licensing & Venture Group) (“UVA LVG”), which is the licensing arm of the University of Virginia, to commercialize our investigational drug candidate, AD04, subject to Food and Drug Administration (“FDA”) approval of the product, based upon three separate patent application families, with patents issued in over 40 jurisdictions, including three issued patents in the U.S. Our investigational agent has been used in several investigator-sponsored trials and we possess or have rights to use toxicology, pharmacokinetic and other preclinical and clinical data that supports our landmark ONWARD pivotal Phase 3 clinical trial. Our therapeutic agent was the product candidate used in a University of Virginia investigator sponsored Phase 2b clinical trial of 283 patients. In this Phase 2b clinical trial, ultra-low dose ondansetron, the active pharmaceutical agent in AD04, showed a statistically significant difference between ondansetron and placebo for both the primary endpoint and secondary endpoint, which were reduction in severity of drinking measured in drinks per drinking day (1.71 drinks/drinking day; p=0.0042), and reduction in frequency of drinking measured in days of abstinence/no drinking (11.56%; p=0.0352), respectively. Additionally, and importantly, the Phase 2b results showed a significant decrease in the percentage of heavy drinking days (11.08%; p=0.0445) with a “heavy drinking day” defined as a day with four (4) or more alcoholic drinks for women or five (5) or more alcoholic drinks for men consumed in the same day.

The active pharmaceutical agent in AD04, our lead investigational new drug product, is ondansetron, which is also the active ingredient in Zofran®, which was granted FDA approval in 1991 for nausea and vomiting post-operatively and after chemotherapy or radiation treatment and is now commercially available in generic form. In studies of Zofran®, conducted as part of its FDA review process, ondansetron was given acutely at dosages up to almost 100 times the dosage expected to be formulated in AD04 with the highest doses of Zofran® given intravenously (“i.v.”), which results in approximately 160% of the exposure level as oral dosing. Even at high doses given i.v. the studies found that ondansetron is well-tolerated and results in few adverse side effects at the currently marketed doses, which reach more than 80 times the AD04 dose and are given i.v. The formulation dosage of ondansetron used in our drug candidate (and expected to be used by us in our Phase 3 clinical trials) has the potential advantage that it contains a much lower concentration of ondansetron than the generic formulation/dosage that has been used in prior clinical trials, is dosed orally, and is available with use of a companion diagnostic genetic biomarker. Our development plan for AD04 is designed to demonstrate both the efficacy of AD04 in the genetically targeted population and the safety of ondansetron when administered chronically at the AD04 dosage. However, to the best of our knowledge, no comprehensive clinical study has been performed to date that has evaluated the safety profile of ondansetron at any dosage for long-term use as anticipated in our ongoing and planned clinical trials.

AUD is characterized by an urge to consume alcohol and an inability to control the levels of consumption. Until the publication of the fifth revision of the Diagnostic and Statistical Manual of Mental Disorders in 2013 (the “DSM-5”), AUD was broken into “alcohol dependence” and “alcohol abuse”. More broadly, overdrinking due to the inability to moderate drinking is called alcohol addiction and is often called “alcoholism”, sometimes pejoratively.

Since ondansetron is already manufactured for generic sale, the active ingredient for AD04 is readily available from several manufacturers, and we have contracted with a U.S. manufacturer to acquire ondansetron at a cost expected to be under $0.01 per dose. Clinical trial material (“CTM”) has already been manufactured for the ONWARD Phase 3 trial. The CTM has demonstrated good stability after four years with the stability studies to date.

We have also developed the manufacturing process at a third-party vendor to produce tablets at what we expect will serve for commercial scale production (i.e., greater than 1 million tablets per batch), also at a cost expected to be less than $0.01 per dose. A proprietary packaging process has been developed, which appears to extend the stability of the drug product. Packaging costs are expected to be less than $0.05 per dose. We do not have a written commitment for supply of either the tablets or the packaging and believe that alternative suppliers are available to whom we can transfer the processes that have been developed.

Methods for the companion diagnostic genetic test have been developed as a blood test, and we established the test with a third-party vendor capable of supporting the ONWARD Phase 3 clinical trial. Additionally, we have built validation and possible approval of the companion diagnostic into the Phase 3 program, including that we plan to store blood samples for all patients in the event additional genetic testing is required by regulatory authorities.

The Purnovate Acquisition

On January 26, 2021, we closed the acquisition of Purnovate and acquired, through a merger, all of the equity of Purnovate, all in accordance with the terms of an Equity Purchase Agreement, that we entered into on December 7, 2020, as amended on January 25, 2021 (the “Purchase Agreement”) with, Purnovate, the Members and Robert D. Thompson as representative of the Members. The Purnovate Acquisition was effected by a merger (the “Merger”) of Purnovate into Purnovate, Inc., a Delaware corporation and wholly owned subsidiary of our ours. In connection with the Merger, on January 20, 2021, Purnovate converted from a limited liability company to a corporation, and on January 25, 2021, the parties entered into an amendment to the Purchase Agreement (the “Amendment”) to provide for the mechanism of closing the Purnovate Acquisition through the Merger.

In exchange for the equity of Purnovate, we paid the Members an aggregate of $350,000 (the “Cash Consideration”) and agreed to issue to the Members an aggregate of 700,000 shares of Adial restricted common stock (the “Stock Consideration”), of which 699,980 shares were issued and are currently held in escrow to satisfy indemnification obligations pursuant to the Purchase Agreement. We also assumed all Purnovate’s financial obligations, including $350,000 that we advanced to Purnovate for working capital purposes. In addition, upon attainment of certain milestones Members will receive (i) development milestone payments in an aggregate amount of up to $2,100,000 for each compound developed, (ii) development milestone payments in an aggregate amount of up to $20,000,000 for each compound commercialized, and (iii) royalties of 3.0% of Net Sales (as such term is defined in the Purchase Agreement). The Stock Consideration issued to each of the selling stockholders in connection with the Purnovate Acquisition has been placed into escrow to secure certain indemnification and other obligations of Purnovate and the Members. The terms of the release of those shares include the following:

(i)	with respect to the Members other than William Stilley and Dr. Robert D. Thompson, Purnovate’s CEO, (x) five (5) days after the effective date of the registration statement of which this prospectus forms a part, thirty percent (30%) of such shares to be received by such Members (91,546 shares of our common stock) will be released; and (y) on the one (1) year anniversary of the closing of the Purnovate Acquisition (the “Closing”), seventy percent (70%) of such shares (213,608 shares of our common stock) to be received by such Members will be released;

(ii)	with respect to Dr. Thompson, (x) five (5) days after the effective date of the registration statement of which this prospectus forms a part, thirty percent (30%) of such shares (58,115 shares of our common stock) to be received by him will be released; (y) on the one (1) year anniversary of the Closing of the Purnovate Acquisition, twenty percent (20%) of such shares (38,743 shares of our common stock) to be received by him will be released; and (z) on the earlier of the two (2) year anniversary of the Closing of the Purnovate Acquisition or on the termination date of his employment if termination is by us without cause, the remaining fifty percent (50%) of such shares (96,859 shares of our common stock) to be received by him will be released; and

(iii)	with respect to William Stilley, on the earlier of the two (2) year anniversary of the Closing of the Purnovate Acquisition or on the termination date of his employment if termination is by us without cause, all of such shares to be received by him will be released.

The Cash Consideration has been distributed to the Members on a pro rata basis based on each such Members’ equity interest in Purnovate as compared to the aggregate Purnovate equity interests held by all Members and the Stock Consideration, if not used to satisfy indemnification obligations, will be distributed to the Members on a pro rata basis based on each such Members’ equity interest in Purnovate as compared to the aggregate Purnovate equity interests held by all Members.

The acquisition was effected by a merger (the “Merger”) of Purnovate into Purnovate, Inc., a Delaware corporation and wholly owned subsidiary of Adial, which will survive the Merger. In connection with the Merger, on January 20, 2021, Purnovate converted from a limited liability company to a corporation and on January 25, 2021, the parties entered into an Amendment to the Purchase Agreement (the “Amendment”) to provide for the mechanism of closing the Acquisition through a Merger.

Members of Purnovate included William Stilley, our Chief executive Officers and entities controlled by James W. Newman.

Pursuant to the Purchase Agreement, in connection with the Purnovate Acquisition, at the Closing Mr. Stilley sold approximately a 28.7% interest in Purnovate to us in consideration of our issuance to him of 201,109 shares of our common stock and Mr. Newman, through two entities he controls, together sold an aggregate of 0.53% interest in Purnovate in consideration of our issuance to such entities of 3,731 shares of our common stock, which shares have been placed in escrow.

Summary Risk Factors

Our business faces significant risks and uncertainties of which investors should be aware before making a decision to invest in our common stock. If any of the following risks are realized, our business, financial condition and results of operations could be materially and adversely affected. The following is a summary of the more significant risks relating to our Company. A more detailed description of our risk factors set forth under the caption “Risk Factors” beginning on page 7.

Risks Relating to our Company

●	We have a limited operating history with which to compare, have incurred significant losses since our inception, and expect to incur substantial and increasing losses for the foreseeable future.
●	We currently have no product revenues and may not generate revenue at any time in the near future, if at all.
●	We and our independent registered accounting firm has expressed substantial doubt about our ability to continue as a going concern.
●	We will need to secure additional financing, which may not be available to us on favorable terms, if at all.
●	We have identified weaknesses in our internal controls, and it cannot be assured that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.
●	We rely on a license to use various technologies that are material to our business and there is no guarantee that such license agreements won’t be terminated, or that other rights necessary to commercialize our products will be available to us on acceptable terms or at all.

●	Our business is dependent upon the success of our lead product candidate, AD04, which requires significant additional clinical testing before we can seek regulatory approval and potentially launch commercial sales.
●	The active ingredient of our product candidate, ondansetron, is currently available in generic form and has been shown to have adverse effects on patients.
●	Coronavirus or other global health crises could adversely impact our business, including our clinical trials.
●	While there exists a large body of evidence supporting the safety of our primary API, ondansetron, under short-term use, there are currently no long-term use clinical safety data available.
●	All of our current data for our lead product candidate are the result of Phase 2 clinical trials conducted by third parties and do not necessarily provide sufficient evidence that our products are viable as potential pharmaceutical products.
●	The FDA and/or EMA may not accept our planned Phase 3 endpoints for final approval of AD04 and may determine additional clinical trials are required for approval of AD04.

●	Our lead investigational product, AD04, is dependent on a successful development, approval, and commercialization of a genetic test, which is expected to be classified as a companion diagnostic, which may not attain regulatory approval.
●	We have limited experience as a company conducting clinical trials, any may experience delays in our clinical trials and may fail to demonstrate adequately the safety and efficacy of AD04 or any future product candidates.
●	Our product candidate and the product candidates of Purnovate are in the early stages of development and there is uncertainty as to market acceptance of our technology and product candidates.

Risks Relating to our Acquisition of Purnovate

●	The combined company may not experience the anticipated strategic benefits of the Acquisition and we may be unable to successfully integrate the Purnovate businesses.
●	Purnovate has a limited operating history upon which to evaluate its ability to commercialize its products.

Risks Relating to our Business and Industry

●	We must obtain and maintain regulatory approvals in every jurisdiction in which we intend to sell our product candidate and the regulatory approval in one jurisdiction does not guarantee the approval in another jurisdiction.
●	AD04 and any future product candidates may cause undesirable side effects or have other properties that could halt their clinical development, prevent their regulatory approval, limit their commercial potential or result in significant negative consequences such as incurring product liability lawsuits
●	We will continue to be subject to ongoing and extensive regulatory requirements even after regulatory approval, and compliance with such regulatory requirements cannot be assured.
●	Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
●	We have no experience selling, marketing or distributing products and have no internal capability to do so.
●	We may not be successful in establishing and maintaining strategic partnerships.
●	We have limited protection for our intellectual property. Our licensed patents and proprietary rights may not prevent us from infringing on the rights of others or prohibit potential competitors from commercializing products.
●	We may be involved in lawsuits to protect or enforce the patents of our licensors, which could be expensive, time-consuming and unsuccessful.
●	We rely on key executive officers and scientific, regulatory and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace.
●	Certain of our officers may have a conflict of interest.

Risks Related to our Securities and Investing in our Securities

●	Certain of our shareholders have sufficient voting power to make corporate governance decisions that could have a significant influence on us and the other stockholders.
●	We have never paid dividends and have no plans to pay dividends in the foreseeable future.
●	Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a de-listing of our common stock.
●	Our stock price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our common stock could incur substantial losses.

●	Our need for future financing may result in the issuance of additional securities which will cause investors to experience dilution.
●	Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
●	Our Certificate of Incorporation and our bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for certain types of state actions that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and therefore we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal controls over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an “emerging growth company.” In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year: (a) following the fifth anniversary of the completion of our initial public offering; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” have the meaning associated with that term in the JOBS Act.

Corporate Information

ADial Pharmaceuticals, L.L.C. was formed as a Virginia limited liability company in November 2010. ADial Pharmaceuticals, L.L.C. converted from a Virginia limited liability company into a Virginia corporation on October 3, 2017, and then reincorporated in Delaware on October 11, 2017 by merging the Virginia corporation with and into Adial Pharmaceuticals, Inc., a Delaware corporation that was incorporated on October 5, 2017 as a wholly owned subsidiary of the Virginia corporation. We refer to this as the corporate conversion/reincorporation. In connection with the corporate conversion/reincorporation, each unit of ADial Pharmaceuticals, L.L.C. was converted into shares of common stock of the Virginia corporation and then into shares of common stock of Adial Pharmaceuticals, Inc., the members of ADial Pharmaceuticals, L.L.C. became stockholders of Adial Pharmaceuticals, Inc. and Adial Pharmaceuticals, Inc. succeeded to the business of ADial Pharmaceuticals, L.L.C.

Our principal executive offices are located at 1180 Seminole Trail, Suite 495, Charlottesville VA 22901, and our telephone number is (434) 422-9800. Our website address is www.adialpharma.com. Information contained in our website does not form part of prospectus and is intended for informational purposes only.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE OFFERING

Common Stock offered by us in this offering	We are not selling any shares of common stock pursuant to this prospectus.

Common Stock offered by the selling stockholders	Up to 699,980 shares of common stock.

Terms of the offering	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus, as described in “Plan of Distribution” on page 21 of this prospectus.

Use of Proceeds	The selling stockholders will receive all of the proceeds from the sale of shares of common stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of common stock that may be sold from time to time pursuant to this prospectus.

Risk factors	You should read the “Risk Factors” section of this prospectus on page 7 and the information incorporated by reference therein for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Capital Market symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “ADIL.” Our warrants are listed on the Nasdaq Capital Market under the symbol “ADILW.” On May 26, 2021, the last reported sale price of our common stock and warrants on the Nasdaq Capital Market was $2.42 per share and $0.6999 per warrant, respectively.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 22, 2021, as updated by any other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our common stock could decline, and you might lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that are based on current management expectations. Statements other than statements of historical fact included in this prospectus, including statements about us and the future growth and anticipated operating results and cash expenditures, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this prospectus the words “anticipate,” “objective,” “may,” “might,” “should,” “could,” “can,” “intend,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan” or the negative of these and similar expressions identify forward-looking statements. These statements reflect our current views with respect to uncertain future events and are based on imprecise estimates and assumptions and subject to risk and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in those forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in, or incorporated by reference into, this prospectus for a variety of reasons. Those risks and uncertainties include, among others:

●	our ability to implement our business plan;

●	our ability to raise additional capital to meet our liquidity needs;

●	our ability to generate product revenues;

●	our ability to achieve profitability;

●	our ability to satisfy U.S. (including FDA) and international regulatory requirements;

●	our ability to obtain market acceptance of our technology and products;

●	our ability to compete in the market;

●	our ability to advance our clinical trials;

●	our ability to fund, design and implement clinical trials;

●	our ability to demonstrate that our lead product candidate is safe for human use and effective for indicated uses;

●	our ability to gain acceptance of physicians and patients for use of our lead product;

●	our dependency on third-party researchers, manufacturers and payors;

●	our ability to establish and maintain strategic partnerships, including for the distribution of our lead product and any future products that we may acquire;

●	our ability to attract and retain a sufficient qualified personnel;

●	our ability our ability to obtain or maintain patents or other appropriate protection for the intellectual property;

●	our dependency on the intellectual property licensed to us or possessed by third parties;

●	our ability to adequately support future growth;

●	potential product liability or intellectual property infringement claims;

●	our ability to successfully integrate the Purnovate business into our business; and
●	disruption or delay of our ongoing clinical trial, disruption of our corporate operations or those of our critical vendors, or general significant disruption to the global economy as a resulting of ongoing the COVID-19 pandemic.

We urge investors to review carefully risks contained in the section of this prospectus entitled “Risk Factors” above as well as other risks and factors identified from time to time in our SEC filings in evaluating the forward-looking statements contained in this prospectus. We caution investors not to place significant reliance on forward-looking statements contained in this document; such statements need to be evaluated in light of all the information contained herein.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the risk factors and other cautionary statements set forth, or incorporated by reference, in this prospectus. Other than as required by applicable securities laws, we are under no obligation, and we do not intend, to update any forward-looking statement, whether as result of new information, future events or otherwise.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds of the sale of shares of common stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of common stock that may be sold from time to time pursuant to this prospectus.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the selling stockholders pursuant to this prospectus. Other than registration expenses, the selling stockholders will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our common stock.

DIVIDEND POLICY

We do not anticipate paying dividends on our common stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our common stock will be at our board of directors’ discretion and will depend on our financial condition, operating results, capital requirements and other factors that our board of directors considers to be relevant.

THE PURNOVATE ACQUISITION

On January 26, 2021, we closed the acquisition of Purnovate and acquired through a merger all of the equity of Purnovate, all in accordance with the terms of an Equity Purchase Agreement, that we entered into on December 7, 2020, as amended on January 25, 2021 (the “Purchase Agreement”) with, Purnovate, the Members and Robert D. Thompson as representative of the Members. The Purnovate Acquisition was effected by a merger (the “Merger”) of Purnovate into Purnovate, Inc., a Delaware corporation and wholly owned subsidiary of our ours. In connection with the Merger, on January 20, 2021, Purnovate converted from a limited liability company to a corporation, and on January 25, 2021, the parties entered into the Amendment to provide for the mechanism of closing the Purnovate Acquisition through the Merger.

As more fully described under “About the Purnovate Members” and “About Purnovate” below, our Chief Executive Officer and board member, William B. Stilley, and James W. Newman, another of our board members were, directly or indirectly, Members of Purnovate.

Material Terms of the Acquisition

In exchange for the outstanding equity of Purnovate and in accordance with the terms of the Purchase Agreement, at the closing of the Acquisition (the “Closing”): (i) we paid to the Members an aggregate of $350,000 (the “Cash Consideration”), and (ii) issued to the Members an aggregate of 700,000 shares of Adial restricted common stock (the “Stock Consideration”), of which 699,980 shares have been issued and placed into escrow to secure certain indemnification and other obligations of Purnovate and the Members in connection with the Purnovate Acquisition. The shares are to be released from escrow as follows:

(i)	with respect to the Members other than William Stilley and Dr. Robert D. Thompson, Purnovate’s CEO, (x) five (5) days after the effective date of the registration statement of which this prospectus forms a part, thirty percent (30%) of such shares to be received by such Members (91,546 shares of our common stock) will be released; and (y) on the one (1) year anniversary of the Closing of the Purnovate Acquisition, seventy percent (70%) of such shares (213,608 shares of our common stock) to be received by such Members will be released;

(ii)	with respect to Dr. Thompson, (x) five (5) days after the effective date of the registration statement of which this prospectus forms a part, thirty percent (30%) of such shares (58,115 shares of our common stock) to be received by him will be released; (y) on the one (1) year anniversary of the Closing of the Purnovate Acquisition, twenty percent (20%) of such shares (38,743 shares of our common stock) to be received by him will be released; and (z) on the earlier of the two (2) year anniversary of the Closing of the Purnovate Acquisition or on the termination date of his employment if termination is by us without cause, the remaining fifty percent (50%) of such shares (96,859 shares of our common stock) to be received by him will be released; and

(iii)	with respect to William Stilley, on the earlier of the two (2) year anniversary of the Closing of the Purnovate Acquisition or on the termination date of his employment if termination is by us without cause, all of such shares to be received by him will be released.

The Cash Consideration was distributed to the Members on a pro rata basis and Stock Consideration, if not used to satisfy indemnification obligations, will be distributed to the Members on a pro rata basis based on each such Members’ equity interest in Purnovate as compared to the aggregate Purnovate equity interests held by all Members.

In addition to the payments described above, under the terms of the Purchase Agreement, we agreed to make cash payments to Robert D. Thompson as representative of the Members for the benefit of the Members equal to (i) 3.0% of Net Sales ( as such term is defined in the Purchase Agreement) and (ii) upon the achievement of the following development and commercialization milestones:

Development & Approval Milestones	Milestone Payment
First human dosing	$300,000
First dose in a Phase 2 Trial	$300,000
First dose in a Phase 3 Trial	$400,000
First acceptance of U.S. NDA submission	$500,000
First acceptance of NDA equivalent submission in Europe	$300,000
First acceptance of NDA equivalent submission in Asia	$300,000
First Commercial Sale in the U.S.	$10,000,000
First Commercial Sale in Europe	$5,000,000
First Commercial Sale in Asia	$5,000,000
Total potential	$22,100,000

The Purchase Agreement contains customary representations, warranties and covenants of us, Purnovate and the Members. Subject to certain customary limitations, the Members have agreed to indemnify us and our officers and directors against certain losses related to, among other things, breaches of Purnovate’s and the Members’ representations and warranties, certain specified liabilities and the failure to perform covenants or obligations under the Purchase Agreement.

Funding of Purnovate Expenses Prior to Closing

In connection with the entry into the Purchase Agreement, we loaned Purnovate $350,000 to continue its research and development efforts, which loan was assumed by Adial the Closing.

The foregoing summaries of the Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the Purchase Agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part.

About the Purnovate Members

William B. Stilley, our President and Chief Executive Officer and a member of our board of directors, and James W. Newman, a member of our board of directors, were Members and sold their equity in Purnovate on the same terms as the other Members, except that Mr. Stilley is subject to a two (2) year lock up with respect to the sale and transfer of the Stock Consideration that he receives so long as his employment has not been terminated by us without cause prior to the end of such two (2) year period. Mr. Stilley owned approximately 28.7% of the equity of Purnovate and received 201,109 shares of our common stock upon the Closing. Mr. Newman controls two entities that, together, owned less than 1% of the equity of Purnovate and such entities received an aggregate of 3,731 shares of our common stock upon the Closing.

Dr. Thompson D. Thompson, Purnovate’s Chief Executive Officer who has continued employment with Purnovate and joined us as our Vice President of Chemistry after the Acquisition, is a distinguished adenosine chemist that has been working in the field for over 35 years. He is an inventor on over 20 adenosine analog patents covering tens of thousands of novel molecules and has authored dozens of scientific publications.

About Purnovate

Purnovate is a drug development company with a platform focused on developing drug candidates for non-opioid pain reduction and other diseases and disorders potentially targeted with adenosine analogs that are selective, potent, stable, and soluble. Purines are a class of chemical structures that include adenosine, an important neurotransmitter. Purnovate uses innovative methods and technologies to enhance the drug properties of purines (“Purines” + “Innovate” = Purnovate). With its proprietary purification and solubilizing platform technologies it synthesizes and develops adenosine analogs to treat serious diseases and disorders with a focus on pain, cocaine addiction, infectious disease, inflammation, cancer, asthma, and diabetes. Purnovate’s platform technologies are believed to also offer opportunities to improve the characteristics of other classes of molecules outside of the adenosine chemistry space and maybe even outside the purine chemistry space. All drug candidates developed using Purnovate’s platform technologies are expected to be patently distinct new chemical entities (i.e., patentable compositions of matter). Purnovate operates a chemistry and analytics laboratory in its 4,175 square feet leased laboratory and office space. Purnovate has been synthesizing new adenosine analog chemical entities with promising potency, selectivity, stability, and solubility characteristics.

Purnovate, was formed in 2019 by Dr. Thompson, William Stilley, our Chief Executive Officer, and two other Members.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition by the Selling Stockholders identified in the table below of up to an aggregate of 699,980 shares of our common stock. These shares have been or will be acquired by the Selling Stockholders in the Purnovate Acquisition transaction described above under the heading “Prospectus Summary –– Private Placement” and “The Purnovate Transaction.”

Other than as described herein, the Purnovate Acquisition, and in the documents incorporated by reference herein, we have not had a material relationship with any of the Selling Stockholders during the last three years. See “The Purnovate Acquisition- About the Purnovate Members.”

The number of shares of common stock beneficially owned by the Selling Stockholders has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of common stock that the Selling Stockholders has the right to acquire within 60 days of May 26, 2021. The percentage of shares of common stock beneficially owned by the selling stockholders shown in the table below is based on an aggregate of 17,503,522 shares of our common stock outstanding on May 26, 2021, and includes the shares of common stock issued to the Selling Stockholders in connection with the Purnovate Acquisition The maximum number of shares of common stock that may be offered for resale include only the shares of common stock issued to the Selling Stockholders in connection with the Purnovate Acquisition, including those held in escrow in accordance with the terms of the Purchase Agreement.

All information with respect to the ownership of the shares of common stock by the Selling Stockholders has been furnished by or on behalf of the Selling Stockholders. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholders have sole voting and dispositive power with respect to the shares of common stock reported as beneficially owned by it. Because the Selling Stockholders identified in the table may sell some or all of the shares of common stock beneficially owned by it and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock, no estimate can be given as to the number of shares of common stock available for resale hereby that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholders will sell all of the shares of common stock that it owns or may own beneficially that are covered by this prospectus, but will not sell any other shares of our common stock that they presently own that are not covered by this prospectus.

The Stock Consideration issued to each of the Selling Stockholders in connection with the Purnovate Acquisition has been placed into escrow to secure certain indemnification and other obligations of Purnovate and the Members. See “Prospectus Summary –– Private Placement”  and “The Purnovate Transaction.” For additional information with respect to the shares held in escrow.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock that may be Offered for Resale	Number of Shares of Common Stock Beneficially Owned After Offering	Percent Beneficial Ownership After the Offering (7)
Name of Selling Stockholder
Anthony Beauglehole (1)(2)	339	339	0	*
Cameron Black (1)(2)	29,567	29,567	0	*
Matthew Blumberg (1)(2)	983	983	0	*
Eric M. Carlson (1)(2)	337	337	0	*
David Caro (1)(2)	509	509	0	*
Kenneth Crowther (1)(2)	169	169	0	*
Paul Cusenza (1)(2)	1,187	1,187	0	*
Charles Dangler (1)(2)	339	339	0	*
Todd Davis (1)(2)	10,177	10,177	0	*
Robert Figler (1)(2)	678	678	0	*
Harley G. Frederick & Du Ann A. Frederick #(1)(2)	4,928	4,928	0	*
Gregory Gartland (1)(2)	2,374	2,374	0	*
David Glover (1)(2)	169	169	0	*
Paul Henderson (1)(2)	1,017	1,017	0	*
Bambam Holdings LLC (1)(3)	14,783	14,783	0	*
Kantor Family Investments Inc (1)(2)(4)	14,783	14,783	0	*
Kevin Kennedy (1)(2)	14,783	14,783	0	*
Joel Morris Linden (1)(2)	8,481	8,481	0	*
Melissa Marshall (1)(2)	169	169	0	*
John Montogomery (1)(2)	9,329	9,329	0	*
James W. Newman, Jr. (1)(2)(5)	774,229	3,731	770,498	4.29%
JP O’Sullivan (1)(2)	1,696	1,696	0	*
J. Mikel Poulson & Marci Poulson (1)(2)	84,265	84,265	0	*
Allyson A. Rasmussen (1)(2)	4,928	4,928	0	*
James Record (1)(2)	847	847	0	*
Larry Rodman (1)(2)	5,258	5,258	0	*
Jerald Sargent & Ann M. Sargent (1)(2)	14,783	14,783	0	*
Michael Schill (1)(2)	7,347	7,347	0	*
Peter A. Schnall (1)(2)	4,579	4,579	0	*
Suseela Srinvasan (1)(2)	678	678	0	*
Andrew J. Stevens (1)(2)(6)	42,734	36,699	6,035	*
William B. Stilley (1)(7)	1,904,919	201,109	1,703,810	9.21%
Richard C. Stock (1)(2)	1,696	1,696	0	*
Robert D. Thompson & Cheryl L. Thompson (1)(8)	193,717	193,717	0	*
Susan T. Victor (1)(2)	5,174	5,174	0	*
Schuyler Vinzant (1)(2)	6,159	6,159	0	*
Guoquan Wang (1)(2)	339	339	0	*
Edward J. Williams (1)(2)(9)	14,374	11,874	2,500	*
Total	3,182,823	699,980	2,482,843	13.05%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
#	Owned jointly.

(1)	Represents an aggregate of 699,980 shares of the Company’s common stock issued to such Selling Stockholder in connection with the Purnovate Acquisition. Robert D. Thompson is the representative of each of the Members.
(2)	In accordance with the terms of the Purchase Agreement thirty percent (30%) of the number of shares of common stock that may be offered for resale will be released from escrow five days after the effective date of the registration statement of which this prospectus forms a part and the remaining seventy percent (70%) will be released from escrow on one year anniversary of the Closing of the Purnovate Acquisition, subject to there being no claims for indemnification.
(3)	Ben Moore is the Managing Member of Bambam Holdings, LLC and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(4)	Brian Kantor is the President of Kantor Family Investments Inc. and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)	James W. Newman, Jr. is a director of the Company. Includes (i) 152,963 shares of common stock, a warrant to purchase 5,415 shares of our common stock having an exercise price of $.0054 per share, a warrant to purchase 4,974 shares of our common stock having an exercise price of $7.63 per share, a warrant to acquire 205,715 shares of our common stock having an exercise price of $6.25 per share, and a warrant to acquire 92,000 shares of common stock having an exercise price of $5.00 per share, all owned by Virga Ventures, LLC; (ii) 41,160 shares of our common stock a warrant to acquire 29,931 shares of our common stock at an exercise price of $6.25 per share and a warrant to acquire 2,372 shares of our common stock having an exercise price of $7.63 per share, all owned by Newman GST Trust FBO James W. Newman Jr; (iii) 45,221 shares of our common stock, a warrant to acquire 1,186 shares of our common stock having an exercise price of $7.63 per share and a warrant to acquire 45,178 shares of our common stock having an exercise price of $6.25 per share, and a warrant to acquire 20,000 shares of our common stock having an exercise price of $5.00 per share, all owned by Ivy Cottage Group, LLC.; (iv) 24,475 shares of our common stock, a warrant to acquire 2,707 shares of our common stock having an exercise price of $.0054 per share, a warrant to acquire 708 shares of our common stock having an exercise price of $7.63 per share, all owned by Rountop Limited Partnership, LLP; (v) 24,644 shares of common stock and a warrant to acquire 10,000 shares of common stock having an exercise price of $6.25 per share held in a Roth IRA for the benefit of Mr. Newman; (vi) 10,000 shares of common stock and a warrant to acquire 10,000 shares of common stock having an exercise price of $6.25 per share, all owned directly by Mr. Newman, and (vii) 5,000 shares of common stock owned by Courtney Newman, daughter of Mr. Newman. Mr. Newman is the sole member of Virga Ventures, LLC, the general partner of Ivy Cottage Group, LLC and Rountop Limited Partnership, LLP, and Trustee of the Newman GST Trust. Includes 40,580 shares of common stock which will vest within 60 days of May 21, 2021, which shares were part of total option grants to purchase 105,580 shares of our common stock. Of the shares of our common stock listed above, 2,544 held by Virga Ventures, LLC and 1,187 held by Rountop Limited Partnership, LLP that were issued to them in connection with the acquisition of Purnovate are subject to a lock-up and are held in escrow as collateral to secure certain of our rights in connection with the Purchase Agreement until five (5) days after the effective date of the registration statement of which this prospectus forms a part with respect to thirty percent (30%) of such shares and on the one (1) year anniversary of the Closing of the Purnovate Acquisition with respect to seventy percent (70%) of such shares; subject to there being no claims for indemnification.
(6)	Includes 36,699 shares issued pursuant to the Purnovate Acquisition, 5,535 shares held by such Selling Stockholder and 500 shares gifted to a minor in the same household as the Selling Stockholder, over which the Selling Stockholder has dispositive control over.
(7)	William B. Stilley is the Chief Executive Officer and a director of the Company. Includes (i) 201,109 shares of common stock issued in connection with the Purnovate Acquisition and which is owned jointly by William B. Stilley and his wife Anne T. Stilley (ii) 583,796 shares of common stock, a warrant to acquire 10,829 shares of our common stock having an exercise price of $.0054 per share, a warrant to acquire 36,800 shares of our common having an exercise price of $5.00 per share, a warrant to acquire 5,452 shares of our common stock having an exercise price of $7.63 per share, a warrant to acquire 205,827 shares of our common stock having an exercise price of $6.25 per share; (iii) 333,250 shares of common stock and a warrant to acquire 9,824 shares of our common stock having an exercise price of $7.63 per share owned by Mr. Stilley and his wife Anne T. Stilley. Does not include (x) 5,580 shares of our common stock owned by the Meredith A. Stilley Trust dtd 11/23/2010; (y) 5,580 shares of our common stock owned by the Morgan J. Stilley Trust dtd 11/23/2010; and (z) 5,580 shares of our common stock owned by the Blair E. Stilley Trust dtd 11/23/2010. The trusts are for the benefit of Mr. Stilley’s children and Mr. Stilley is not the trustee. Mr. Stilley disclaims beneficial ownership of these shares except to the extent of any pecuniary interest he may have in such shares. The number of shares reported for Mr. Stilley represents the number of shares he and the trusts received in connection with the corporate conversion/reincorporation and subsequent stock issuances. Includes 719,141 shares of common stock which will have been vested within 60 days of May 21, 2021, which shares were part of total option grants to purchase 1,267,474 shares of our common stock. Of the shares of common stock listed above, 201,109 held by Mr. Stilley and his wife Anne T. Stilley that were issued to them in connection with the Purnovate acquisition, are subject to a lock-up and are held in escrow as collateral to secure certain of our rights in connection with the acquisition agreement until the earlier of two (2) year anniversary of the Closing of the Purnovate Acquisition or on the termination date of Mr. Stilley’s employment if termination is by us without cause; subject to there being no claims for indemnification.
(8)	In accordance with the terms of the Purchase Agreement of the shares set forth under the number of shares of common stock that may be offered for resale, 58,115 of such shares will be released from escrow five days after the effective date of the registration statement of which this prospectus forms a part; 38,743 of such shares will be released from escrow on the one (1) year anniversary of the Closing of the Purnovate Acquisition and 96,859 shares of our common stock will be released on the earlier of the two year anniversary of the Closing of the Purnovate Acquisition or on the termination date of Dr. Thompson’s employment if termination is by us without cause; subject to there being no claims for indemnification.
(9)	Includes11,874 shares issued pursuant to the Purnovate Acquisition and 2,500 shares held by the wife of the Selling Stockholder.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold by the Selling Stockholders will be determined by prevailing market prices for shares of our common stock at the time of sale, by negotiations between the Selling Stockholders and buyers of our common stock or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and the provisions of our certificate of incorporation and our bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws. We have filed copies of these documents with the SEC as exhibits to our registration statement of which this prospectus forms a part.

General

As of the date of this prospectus, our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

For a description of our capital stock, please see the Description of Securities included as Exhibit 4.19 to our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 22, 2021, which is incorporated by reference herein. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Common stock outstanding. As of May 21, 2021, there were 17,503,522 shares of our common stock outstanding.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock. Stockholders do not have cumulative voting rights.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See “Dividend Policy on page 10.”

Rights upon liquidation. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

There are no shares of our preferred stock outstanding as of the date of this prospectus.

Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including dividend rights, conversion right, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. Although we have no present plans to issue any other shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal. To date, no preferred stock has been issued.

Warrants

At the date of this prospectus, we had outstanding warrants to purchase 7,957,225 shares of common stock at exercise prices ranging from $0.005 to $7.634 (with a weighted average exercise price of $4.83) and expiration dates from July 31, 2023 to December 31, 2031.

Anti-Takeover Effects of Delaware Law

The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide that:

●	our board of directors is divided into three classes, one class of which is elected each year by our stockholders with the directors in each class to serve for a three-year term;

●	the authorized number of directors can be changed only by resolution of our board of directors;

●	directors may be removed only by the affirmative vote of the holders of at least 60% of our voting stock, whether for cause or without cause;

●	our bylaws may be amended or repealed by our board of directors or by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of our stockholders;

●	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

●	our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

●	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors; and

●	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Board Classification

Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of us.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to us or our stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We have obtained a policy of directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

Limits on Special Meetings

Special meetings of the stockholders may be called at any time only by the board of directors, Chairman or our Chief Executive Officer, subject to the rights of the holders of any series of preferred stock.

Election and Removal of Directors

Directors are elected by a plurality of the votes of shares present in person or represented by proxy at a meeting and entitled to vote generally on the election of directors. Our stockholders may remove directors only with the vote of sixty percent (60%) of the stockholders, whether for cause or without cause. Our board of directors may appoint a director to fill a vacancy, including vacancies created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Amendments to Our Governing Documents

Generally, the amendment of our certificate of incorporation requires approval by our board of directors and a majority vote of stockholders. Any amendment to our bylaws requires the approval of either a majority of our board of directors or approval of at least sixty-six and two-thirds (66 2/3%) of the votes entitled to be cast by the holders of our outstanding capital stock in elections of our board of directors.

Choice of Forum

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or

●	any action asserting a claim against us that is governed by the internal affairs doctrine.

The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, employees, control persons, underwriters, or agents, which may discourage lawsuits against us and our directors, employees, control persons, underwriters, or agents. Additionally, a court could determine that the exclusive forum provision is unenforceable, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find these provisions of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition, or results of operations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598.

Warrant Agent

The warrant agent for the warrants issued in connection with our initial public offering in July 2018 is VStock Transfer, LLC.

Listing on the Nasdaq Capital Market

Our common stock is listed on the Nasdaq Capital Market under the symbol “ADIL.” Our warrants issued in connection with our initial public offering in July 2018 are currently listed on the Nasdaq Capital Market under the symbol “ADILW.”

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Principal Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the shares of common stock offered hereby will be passed upon for us by Gracin & Marlow, LLP, New York, New York. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The financial statements of Adial Pharmaceuticals, Inc. as of December 31, 2020 and 2019 and for each of the years in the two year period ended December 31, 2020 incorporated by reference in this Registration Statement have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm (such report includes an explanatory paragraph regarding our ability to continue as a going concern), given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our public filings are available to the public at the SEC’s website at www.sec.gov.

Our website address is www.adialpharma.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13G and 13D filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s website or our website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act including those made after (i) the date of the initial filing of the registration statement of which this prospectus is a part and prior to the termination of this offering and (ii) the date of this prospectus and before the completion of the offerings of the shares of our common stock included in this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 22, 2021 (File No. 001-38323);

●	Our Quarterly report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 17, 2021 (File No. 001-38323);

●	Our Current Reports on Form 8-K filed with the SEC on February 1, 2021, February 12, 2021, February 26, 2021 (other than as indicated therein), March 15, 2021 and April 9, 2021 (File No. 001-38323); and

●	The description of our common stock set forth in (i) our registration statements on Form 8-A12B, filed with the SEC on December 11, 2017 and Form 8-A12B/A filed with the SEC on July 23, 2018 (File No. 001-38323) and (ii) Exhibit 4.19—Description of Securities to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Any statement contained in this prospectus or any prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequent prospectus supplement or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) from our website (www.adiapharma.com) or by writing or calling us at the following address and telephone number:

1180 Seminole Trail, Suite 495

Charlottesville VA 22901

Telephone (434) 422-9800

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$187.87
Accounting fees and expenses	$10,000
Legal fees and expenses	$25,000
Printing and engraving expenses	$5,000
Miscellaneous	$812.13
Total	$41,000

Item 15. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s certificate of incorporation and amended and restated bylaws, each of which will become effective immediately prior to the closing of this offering, provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

●	indemnification beyond that permitted by the Delaware General Corporation Law;

●	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

●	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of the Registrant’s stock;

●	indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

●	indemnification for proceedings or claims brought by an officer or director against us or any of the Registrant’s directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by the Registrant’s board of directors or required by law;

●	indemnification for settlements the director or officer enters into without the Registrant’s consent; or

●	indemnification in violation of any undertaking required by the Securities Act or in any registration statement filed by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Except as otherwise disclosed under the heading “Legal Proceedings” in the “Business” section of this registration statement, there is at present no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16. Exhibits.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1#	Form of Underwriting Agreement
3.1	Articles of Organization of ADial Pharmaceuticals, L.L.C. (Incorporated by reference to the Company’s Registration Statement on Form S-1, File No. 333-220368, filed with the Securities and Exchange Commission on September 7, 2017)
3.2	Second Amended and Restated Operating Agreement of ADial Pharmaceuticals, L.L.C., dated as of February 3, 2014 (Incorporated by reference to the Company’s Registration Statement on Form S-1, File No. 333-220368, filed with the Securities and Exchange Commission on September 7, 2017)
3.3	Certificate of Incorporation of Adial Pharmaceuticals, Inc. (Incorporated by reference to the Company’s Registration Statement on Form S-1, File No. 333-220368, filed with the Securities and Exchange Commission on September 7, 2017)
3.4	Bylaws of Adial Pharmaceuticals, Inc. (Incorporated by reference to the Company’s Registration Statement on Form S-1, File No. 333-220368, filed with the Securities and Exchange Commission on September 7, 2017)
3.5	Articles of Incorporation of APL Conversion Corp., a Virginia Stock Corporation (Incorporated by reference to the Company’s Registration Statement on Form S-1, File No. 333-220368, filed with the Securities and Exchange Commission on September 7, 2017)
3.6	Bylaws of APL Conversion Corp. (Incorporated by reference to the Company’s Registration Statement on Form S-1, File No. 333-220368, filed with the Securities and Exchange Commission on September 7, 2017)
3.7	Articles of Entity Conversion of ADial Pharmaceuticals, L.L.C. filed with the Virginia Secretary of State (Incorporated by reference to the Company’s Registration Statement on Form S-1, File No. 333-220368, filed with the Securities and Exchange Commission on September 7, 2017)
3.8	Terms and Conditions of the Plan of Entity Conversion ADial Pharmaceuticals, L.L.C. into APL Conversion Corp. (Incorporated by reference to the Company’s Registration Statement on Form S-1, File No. 333-220368, filed with the Securities and Exchange Commission on September 7, 2017)
3.9	Certificate of Merger of Foreign Corporation into Domestic Corporation filed with the Delaware Secretary of State (Incorporated by reference to the Company’s Registration Statement on Form S-1, File No. 333-220368, filed with the Securities and Exchange Commission on September 7, 2017)
3.10	Articles of Merger of APL Conversion Corp. into Adial Pharmaceuticals, Inc. filed with the Virginia Secretary of State (Incorporated by reference to the Company’s Registration Statement on Form S-1, File No. 333-220368, filed with the Securities and Exchange Commission on September 7, 2017)
3.11	Agreement and Plan of Merger and Reorganization of APL Conversion Corp., a Virginia Corporation and Adial Pharmaceuticals, Inc. a Delaware Corporation (Incorporated by reference to the Company’s Registration Statement on Form S-1, File No. 333-220368, filed with the Securities and Exchange Commission on September 7, 2017)
3.12	First Amendment to the Second Amended and Restated Operating Agreement of ADial Pharmaceuticals, L.L.C., dated as of September 22, 2017 (Incorporated by reference to the Company’s Registration Statement on Form S-1, File No. 333-220368, filed with the Securities and Exchange Commission on October 25, 2017)
4.1	Specimen Common Stock Certificate (Incorporated by reference to the Company’s Registration Statement on Form S-1, File No. 333-220368, filed with the Securities and Exchange Commission on October 25, 2017)
4.2	Description of Securities (Incorporated by reference to the Company’s Annual Report on Form 10-K, File No. 001-38323 filed with the Securities and Exchange Commission on March 22, 2021)
10.1	Equity Purchase Agreement, dated December 7, 2020, by and among Adial Pharmaceuticals, Inc., Purnovate, LLC, the members of Purnovate, LLC and Robert D. Thompson, as member representative (Incorporated by reference to the Company’s Form 8-K, File No. 001-38323 filed with the Securities and Exchange Commission on December 10, 2020)
10.2	Amendment, dated January 25, 2021, by and among Adial Pharmaceuticals, Inc., Purnovate, Inc., a wholly owned subsidiary of Adial, PNV Conversion Corp. as successor-in interest to Purnovate, LLC, and Robert D. Thompson, as member representative, to the Equity Purchase Agreement, dated December 7, 2020. (Incorporated by reference to the Company’s Form 8-K, File No. 001-38323 filed with the Securities and Exchange Commission on February 1, 2021)
5.1*	Opinion of Gracin & Marlow, LLP
23.1*	Consent of Friedman LLP
23.2*	Consent of Gracin & Marlow, LLP (See Exhibit 5.1 above)
24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith
+	Management contract or compensatory plan or arrangement required to be identified pursuant to Item 15(a)(3) of this report.
#	To be filed, if necessary, by amendment to this Registration Statement or incorporated by reference from documents filed with the SEC under the Exchange Act in connection with the offering of securities.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)	Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(c)	That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about registrant or its securities provided by or on behalf of the registrant; and

(d)	Any other communication that is an offer in the offering made by a registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlottesville, State of Virginia, on the 28th day of May, 2021.

ADIAL PHARMACEUTICALS, INC.

By:	/s/ William B. Stilley
Name:	William B. Stilley
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints William B. Stilley and Joseph M. Truluck, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, whether pre-effective or post-effective, and any and all additional registration statements pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or his or their substitute or substitutes, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William B. Stilley	Chief Executive Officer and President
William B. Stilley	(Principal Executive Officer)	May 28, 2021

/s/ Joseph M. Truluck	Chief Operating Officer and Chief Financial Officer
Joseph M. Truluck	(Principal Financial and Accounting Officer)	May 28, 2021

/s/ J. Kermit Anderson	Member of the Board of Directors	May 28, 2021
J. Kermit Anderson

/s/ Robertson H. Gilliland	Member of the Board of Directors	May 28, 2021
Robertson H. Gilliland

/s/ Tony Goodman	Member of the Board of Directors	May 28, 2021
Tony Goodman

/s/ James W. Newman, Jr.	Member of the Board of Directors	May 28, 2021
James W. Newman, Jr.

/s/ Kevin Schuyler, CFA	Member of the Board of Directors	May 28, 2021
Kevin Schuyler, CFA